                                       UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                        SCHEDULE 13G
                         Under the Securities Exchange Act of 1934
                                     (Amendment No. )*

                           Take Two Interactive Software Inc.

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       874054109

                                     (CUSIP Number)
                                       04/02/2007

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No.: 874054109

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                IRS No. 13-2527171
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing

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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                     17,721,989
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                7.    Sole Dispositive Power:
                     0
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                8.    Shared Dispositive Power:
                     17,872,949
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                17,872,949
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      10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                Instructions)
                [  ]
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      11.       Percent of Class Represented by Amount in Row (9):
                24.50%
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      12.       Type of Reporting Person (See Instructions):
                IA
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  CUSIP No.: 874054109

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 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No: 13-6918880

                Oppenheimer Quest Opportunity Value Fund
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing

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       3.       SEC Use Only
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 ------------------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
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   Number of
     Shares     5.      Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                6.       Shared Voting Power:
                     4,722,550
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                7.    Sole Dispositive Power:
                     0
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                8.    Shared Dispositive Power:
                     4,722,550
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                4,722,550
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      10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                Instructions)
                [  ]
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 ------------------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (9):
                6.50%
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      12.       Type of Reporting Person (See Instructions):
                IV
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 Item:
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     1(a)     Name of Issuer:
              Take Two Interactive Software Inc.
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     1(b)     Address of Issuer's Principal Executive Offices:
              622 Broadway
              New York, NY   10012
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     2(a)     Name of Person Filing:
              (i)   OppenheimerFunds, Inc.
              (ii)  Oppenheimer Quest Opportunity Value Fund
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     2(b)     Address of Principal Business Office or, if none, Residence:
              (i)   Two World Financial Center
                 225 Liberty Street, 11th Floor
                    New York, NY 10281-1008
              (ii)  6803 S. Tucson Way
                    Centennial, CO  80112
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     2(c)     Citizenship:
              (i)  Colorado
              (ii) Massachusetts
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     2(d)     Title of Class of Securities:
              Common Stock
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     2(e)     CUSIP Number:
              874054109
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      3       OppenheimerFunds, Inc. is an investment adviser in accordance with  Rule
              13d-1(b)(1)(ii)(E).
              Oppenheimer Quest Opportunity Value Fund is an investment company registered under section 8 of the Investment Company Act of 1940.
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      4       OppenheimerFunds, Inc. originally acquired shares of the Issuer's Common
              Stock ("Shares") on behalf of its advisory clients in the ordinary course of business and reported its beneficial ownership of Shares on
              Schedule 13G, the last amendment to which was filed on February 15,
              2007.  OppenheimerFunds, Inc. subsequently determined that it beneficially owned Shares with the purpose or effect of changing or influencing control of the Issuer and reported its beneficial ownership of Shares on Schedule 13D, the last amendment to which was filed on
              April 2, 2007.  As of April 2, 2007, OppenheimerFunds, Inc. determined that it beneficially owned Shares without such purpose or effect and is hereby reporting its beneficial ownership of Shares on Schedule 13G.

              Oppenheimer Quest Opportunity Value Fund (the "Fund") originally acquired Shares in the ordinary course of business and reported its beneficial ownership of Shares on Schedule 13G, the last amendment to which was filed on February 15, 2007.  The Fund subsequently determined that it could be deemed to beneficially own Shares with the effect of changing or influencing control of the Issuer and reported its beneficial ownership of Shares on Schedule 13D, filed March 12, 2007.
              As of April 2, 2007, the Fund determined that it beneficially owned
              Shares without such effect and is hereby reporting its beneficial ownership of Shares on Schedule 13G.

              The Shares reported by OppenheimerFunds, Inc. in 4(a)(i), 4(c)(ii)(a)
              and 4(c)(iv)(a) below include Shares reported by the Fund.  The percentage reported by OppenheimerFunds, Inc. in 4(b)(i) below includes the percentage reported by the Fund.  The percentages used herein are calculated based upon 72,926,850 Shares issued and outstanding on March
              5, 2007 as reported on the Issuer's Form 10-Q filed with the Securities and Exchange Commission by the Issuer on March 12, 2007.
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              Amount beneficially owned:
     4(a)     (i)  17,872,949
              (ii) 4,722,550
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     4(b)     Percent of class:
              (i)  24.50%
              (ii) 6.50%
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      4(c)    Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote:
              (a)   0
              (b)   0
         (ii) Shared power to vote or to direct the vote:
              (a)   17,721,989
              (b)   4,722,550
       (iii)  Sole power to dispose or to direct the disposition of:
              (a)   0
              (b)   0
        (iv)  Shared power to dispose or to direct the disposition of:
              (a)   17,872,949
              (b)     4,722,550
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      5.      Ownership of Five Percent or Less of a Class: [  ]
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      6.      Ownership of More than Five Percent on Behalf of Another Person:

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      7.      Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on By the Parent Holding Company:
              N/A
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      8.      Identification and Classification of Members of the Group:
              N/A
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      9.      Notice of Dissolution of Group:
              N/A
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     10.      Certification:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                         SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             04/04/2007
                                                            Date

                                                      /s/ Mark S. Vandehey
                                                            Signature

                                                Mark S. Vandehey, Senior Vice President and
                                                Chief Compliance Officer,
                                                OppenheimerFunds, Inc.
                                                            Name/Title
take two interactive initial 13g(040207).rtf